CHYRON CORPORATION

5 Hub Drive

Melville, New York 11747

October 30, 2001

Michael Wellesley-Wesley

Roger Henderson

c/o Chyron Corporation

Hartman House, Danehill

Lower Earley, Reading

Berks, UK RG6 4PB

Re: Additional Compensation

Gentlemen:

As you know, in addition to the remuneration and reimbursement received by Michael Wellesley-Wesley and Roger Henderson as a director and as CEO of the Company, respectively, Chyron Corporation (the "Company") has decided to grant to you additional compensation for your assistance in consummating a transaction for the Company. This letter agreement (the "Agreement") formalizes the understanding regarding such additional compensation and supersedes all prior communications (both written and oral) to you regarding the subject matter hereof. This Agreement shall be effective as of July 1, 2001.

    Services.

In consideration of the compensation to be paid hereunder, each of you shall jointly perform services on behalf of the Company in respect of a possible Transaction (as defined below) including, without limitation, contacting potential acquirors, determining preliminary interest, responding to questions, analyzing proposals, assisting in structuring the Transaction and negotiations to reach an agreement in principle, and facilitating final negotiation of business terms and communications in finalizing documents and other matters through the closing of a Transaction.

2. Options.

Each of you shall be granted an option or options (the "Options") to purchase 150,000 shares of the Company's common stock at an exercise price equal to $.55 per share (which each of you acknowledges is the closing price of the Company's common stock on July 25, 2001). The Options shall be exercisable for a period of five years and shall vest as follows: 25,000 Options shall vest and become exercisable on the first day of each month commencing on August 1, 2001; provided, that in the event of a Transaction (as defined below), all of the Options not previously vested shall vest in full and be immediately exercisable on the date immediately prior to the closing of such Transaction.

3. Cash.

If a Transaction is consummated on or prior to December 31, 2002, each of you will be paid a bonus (the "Sale Bonus") calculated as follows:

    if the Gross Sales Price (as defined below) is equal to or below ____, an amount equal to the Gross Sales Price multiplied by one-quarter of one percent (.25%); or
    if the Gross Sales Price exceeds ____, the amount calculated pursuant to subparagraph (i) above plus an amount equal to the amount of the Gross Sales Price in excess of ____ multiplied by one-half of one percent (.5%).

4. Consulting Fee.

For the period commencing on July 1, 2001 and ending on December 31, 2001 (unless extended by the Board of Directors of the Company), the Company shall pay to Mr. Wellesley-Wesley the sum of $15,000 per month for his services in respect of the possible Transaction. The Company shall reimburse Mr. Wellesley-Wesley for all reasonable and necessary business and travel expenses incurred thereby in performing such services hereunder, subject to receipt of a written request for reimbursement accompanied by supporting documentation. Mr. Wellesley-Wesley shall report to the Board of Directors of the Company.

Mr. Wellesley-Wesley and the Company expressly agree that he is an independent contractor and the services performed by him under this Agreement are performed as an independent contractor. All fees payable to Mr. Wellesley-Wesley hereunder shall be paid in full, without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, income or similar taxes. Mr. Wellesley-Wesley hereby covenants and agrees that he shall be solely responsible for all such taxes, withholding and similar items (both employee and employer portions) with respect to all fees paid by the Company to him under this Agreement, and agrees to indemnify and hold the Company harmless with respect to such taxes and withholding. Mr. Wellesley-Wesley shall not be eligible for, nor shall he participate in, nor shall be entitled to compensation in lieu of any insurance, benefit, retirement, or other plan or program provided by the Company to its employees.

For purposes of this Agreement, "Transaction" means the sale of the Company to a third party or parties, in one or a series of related transactions, whether by way of the sale of all or substantially all of the consolidated assets of the Company, or the sale of securities of the Company (whether directly or by way of consolidation, reorganization or merger of the Company with or into another entity) resulting in such third party or parties acquiring at least 50% of the voting securities of the Company, in which (a) Mr. Wellesley-Wesley and/or Mr. Henderson introduce the Company to such third party or parties on or prior to December 31, 2001, through identifying such party or parties to the Company and/or contacting such party or parties for purposes of effecting a sale of the Company to such third party or parties as described above, and (b) such sale is consummated on or prior to December 31, 2002. A sale (or multiple related sales) of either of the Pro-Bel or Graphics businesses of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets related to such businesses) shall be deemed a Transaction.

For the purposes of determining the amount of the Sale Bonus payable hereunder, "Gross Sales Price" shall mean the aggregate amount of consideration paid in such Transaction, including without limitation the assumption of any debt of the Company or its subsidiaries, before deducting therefrom any discounts, commissions, concessions or other expenses allowed, paid or incurred by the Company in connection with such Transaction. In calculating the consideration received, cash consideration shall be valued at the face amount of cash paid and the value of consideration other than cash, if any, shall be the fair value thereof, irrespective of any accounting treatment, except where such consideration consists of securities, which shall be valued at the average of the daily closing prices per share of such security for 10 consecutive business days ending on the date immediately prior to the closing of the Transaction (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 10 business-day period). The closing price for each day shall be the last reported sales price or, in the case no such reported sales take place on such day, the average of the last reported bid and asked prices, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on the National Association of Securities Dealers Automated Quotation System, or if not so quoted, as reported by the National Quotation Bureau, Inc.; provided, that if such security is not traded in a manner such that any of the quotations referred to above are available for the period required hereunder, the fair value of such security shall be determined by the Board of Directors of the Company in good faith, irrespective of any accounting treatment. The fair value of any consideration other than cash or securities will be determined by the Board of Directors. If you challenge any determination by the Board of the fair value of any consideration and we are unable to reach agreement as to the fair value of any such consideration within five days after the occurrence of a Transaction, the fair value of such consideration will be determined within 48 hours of the fifth day following such Transaction by an appraiser selected in good faith by the Company and agreed upon in good faith by each of you. The determination of such appraiser shall be binding upon all parties hereto absent manifest error.

Payment of the Sale Bonus shall be within five days after the effective date of a Transaction or, in the event of a challenge of a Board determination of fair value of any consideration, the determination of an appraiser in accordance with the immediately preceding paragraph. The Sale Bonus shall be paid in a lump-sum and, in the case of Mr. Henderson, net of applicable withholding taxes.

The parties acknowledge that the offering, issuance and sale of up to $3,000,000 principle amount of the Company's 12% Senior Subordinated Convertible Notes due December 31, 2003 do not constitute a Transaction for which a Sales Bonus would be payable pursuant to paragraph 3 above, and the grant of options and other remuneration payable to Mr. Wellesley-Wesley pursuant to this Agreement, including the consulting fee payable pursuant to paragraph 4, constitute all compensation payable to Mr. Wellesley-Wesley in connection with his participation in the Company's financing activities.

This Agreement will terminate upon the earlier to occur of (i) termination of negotiations relating to potential Transactions under this Agreement, and (ii) December 31, 2002.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or amendment must be in a writing stating that it is a waiver or amendment under this Agreement and executed by the party to be charged with such waiver or amendment.

The Company may not sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to rules governing the conflict of laws. This Agreement may be executed in one or more counterparts, which shall together constitute one and the same instrument.

Please indicate your agreement with the terms of this Agreement by signing and returning the enclosed copy.

Sincerely,

Chyron Corporation

By:/s/ Wesley W. Lang, Jr.

Wesley W. Lang, Jr.

Chairman, Compensation Committee

Agreed to by:

/s/ Michael Wellesley-Wesley

Michael Wellesley-Wesley

Dated:10/24/2001

/s/ Roger Henderson
Roger Henderson

Dated: 30 Oct '01